Exhibit 99.1

Signing Day Sports Announces Addition of Experienced Capital Markets Executive Peter Borish to Board of Directors

SCOTTSDALE, Ariz., February 14, 2024 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today announced the addition of Peter Borish to the Signing Day Sports board of directors.

Peter Borish brings many years of experience in the fields of capital markets, strategic planning, leadership development, and management. Since January 2015, he has held the positions of Chairman and Chief Executive Officer of Computer Trading Corporation, an investment and advisory firm. Mr. Borish is also an independent director of CIBC Bank USA. From January 2013 to June 2020, Mr. Borish was chief strategist for Quad Group and its affiliates, aiding traders in improving their performance through coaching. He was also a founding partner at Tudor Investment Corporation, where he served as Director of Research for ten years. His career includes serving as Chairman of OneChicago Exchange, and as a Special Advisor to the Board of Directors of the Chicago Board of Trade. Earlier in his career, he worked at the Federal Reserve Bank of New York, and was a staff member of the U.S. Presidential Task Force on Market Mechanisms (Brady Commission) following the stock market decline in October 1987. Since 1991, he has been an Institute for Financial Markets (IFM) Trustee, serving as Chairman of the Board of Trustees from March 1992 to March 1998, and again from March 2004 to March 2014. Mr. Borish has also had roles as a founding trustee of the Robin Hood Foundation, an anti-poverty organization in New York City; founding board member of Math for America, a nonprofit organization; and an investor in Charitybuzz, an internet company that supports nonprofit organizations. Mr. Borish is a graduate of the University of Michigan where he received an AB in Economics and a Masters in Public Policy.

Daniel D. Nelson, Chairman of the board of directors and Chief Executive Officer of Signing Day Sports, commented, “It is with great honor that we welcome Peter Borish to the Signing Day Sports board. With a distinguished career, Peter has gained a wealth of experience in the investment and advisory sector, taking on a variety of roles and showcasing a versatile skill set. We believe that his deep understanding of the financial markets will be extremely beneficial to the Company following our recent IPO. Peter’s strategic insights and guidance will also be valuable as we aim to further develop our Signing Day Sports app and enrich our ecosystem for student-athletes. We believe his background will be of great value to the Company, and we look forward to adding Peter’s insights and perspectives to the Signing Day Sports team.”

Mr. Borish commented, “I am honored to join the board of directors of Signing Day Sports at this exciting time in the Company’s evolution. The opportunity to apply my years of experience to an innovative company like Signing Day Sports is incredibly exciting. These experiences have instilled in me a deep appreciation for the power of innovation and the importance of nurturing talent. I am eager to bring this expertise to bear given the opportunities that lie ahead for Signing Day Sports, particularly as we look to enhance the app and ecosystem for student-athletes. The potential to make a meaningful difference in the lives of young athletes, helping them to achieve their dreams, while fostering their development on and off the field, is a mission I am deeply passionate about. I look forward to working with the Signing Day Sports board to drive growth, innovation, and success.”

About Signing Day Sports

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://ir.signingdaysports.com/overview/default.aspx.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, including without limitation, market acceptance of the Company’s current services and planned offerings, competition from existing online and retail offerings or new offerings that may emerge, impacts from strategic changes to our business on our net sales, revenues, income from continuing operations, or other results of operations, the Company’s ability to attract new users and customers, increase the rate of subscription renewals, and slow the rate of user attrition, the Company’s ability and third parties’ abilities to protect intellectual property rights, the Company’s ability to adequately support future growth, the Company’s ability to comply with user data privacy laws and other current or anticipated legal requirements, and the Company’s ability to attract and retain key personnel to manage its business effectively. These risks and uncertainties are, in some cases, beyond our control and could materially affect results. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com